Pericom Semiconductor Reports Fiscal First Quarter Results



    SAN JOSE, Calif., Oct. 21 /PRNewswire-FirstCall/ -- Pericom Semiconductor

Corporation (Nasdaq: PSEM) today announced results for its fiscal first quarter ended September 30, 2003.

    Net revenues for the first quarter were $11,072,000, down 3.8% from

$11,506,000 in the previous quarter and up 2.3% from $10,828,000 in the comparable period last year. Net loss for the quarter was $800,000, or ($0.03)

per share, compared to a net loss of $370,000, or ($0.01) per share, in the previous quarter and versus a net loss of $922,000, or ($0.04) per share, in the comparable period a year ago.

    Alex Hui, President and Chief Executive Officer of Pericom said, "While we began the September quarter with relatively low backlog, we felt that the quarter would be backend loaded and momentum in turns bookings did in fact improve towards the later part of the quarter.  This enabled us to surpass the high end of our previously provided guidance. The year over year revenue growth of 2.3% is the first such growth since 2001. The increase in turns bookings at the end of last quarter is being sustained in the current quarter.

Overall inventory in our distribution channels continues at very low levels and we are positioned  to respond to increases in customer demand.  We are optimistic about the business going forward given an improved outlook in product demand and new programs going into production."

    "On October 1, 2003 we completed the previously announced planned acquisition of the assets of SaRonix LLC.  This addition strengthens our capabilities and product offerings that we bring to our customers.  Timing solutions are a key long-term focus of Pericom.  The combination of Pericom and SaRonix -- integrated circuits and frequency control products -- will enable us to provide a more complete timing solution to our customers. We view this acquisition, coupled with our internal new product development, as an integral part of our growth strategy."



    NEW PRODUCTS

    We introduced 26 new products during the quarter that expand our ability to support key market segments such as communications, networking, storage,

notebook, and industrial applications.



    * We released two USB2.0 switches targeting notebook and desktop computers and other wide-bandwidth applications

    * Introduced a superior performance video switch that addresses customers growing requirements in 400 MHz video applications.

    * Expanded our LAN switch family with an upgraded Ethernet switch that supports next generation Notebooks.

    * Released a new product family of 15 Microprocessor Supervisory Circuits.

      These new devices are used in a wide-ranging variety of applications including anywhere a microprocessor or microcontroller is found.

    * Strengthened our performance Translator portfolio with four new devices that manage multiple voltage signals solving customers rapidly growing technology convergence.

    * Broadened our strong PCI Bridge product line family with two new enhanced devices that offer a competitive edge in performance. PCI

      Bridges are being designed into many applications such as video surveillance, add-in cards, networking, and industrial.



    DECEMBER 2003 QUARTER OUTLOOK

    The following guidance relates to the core business of Pericom

Semiconductor, and does not include the effects of the SaRonix acquisition which are discussed below.



    * We are entering the December quarter with a somewhat improved beginning backlog from the previous quarter.  In addition, turns bookings early in this quarter are continuing stronger than the prior quarter.  Therefore,

      we feel that even with a possible slow down in turns orders late in the quarter our net revenues should be in the range of $11.25 million to

      $11.75 million.

    * Gross margin should remain in the 30% range but continues to be highly dependent on product mix and pricing.

    * Operating expenses are expected to increase slightly.

    * Other income will be approximately $1.0 million.



    DECEMBER 2003 QUARTER OUTLOOK -- SARONIX



    * We anticipate that SaRonix revenues in the December quarter will be approximately $4.5 million.

    * We are not providing guidance on SaRonix margins due to the impact of

      Purchase Accounting rules which require that opening inventories be stated at "fair value."  Until acquired inventory is sold very little margin is realized on shipments of acquired inventory.  We expect the sell-through of this inventory to take one to two quarters at which time margins should be at the projected levels of 25-30%.

    * We are not providing guidance on operating expenses for SaRonix in the

      December quarter.  This is a transition quarter in bringing the two companies together and although SaRonix has been downsized, many employees have been retained on a temporary basis to facilitate the transition.  Commencing with the March quarter additional savings will be realized.



    In the future, our outlook will be on a consolidated basis for Pericom and

SaRonix combined.  We will provide additional information if it is meaningful for an understanding of the business.

    Pericom will adhere to Regulation Fair Disclosure.  The Company will provide its investors and analysts with guidance in the areas of total revenues, gross margin, operating expenses and other income each quarter in our earnings releases and in our conference calls.  We will not provide further guidance or updates during the quarter unless we do so via a press release.

    NOTE:  Our First Quarter Results telephone conference call will begin at

1:30 p.m. PDT today.  The conference call may be accessed by calling

800-949-8963 and referencing conference number 3121025.  A replay of the First

Quarter Results conference call will be available for 7 days commencing from

4:00 PM PDT today.  The replay telephone number is 800-642-1687 (domestic) or

706-645-9291 (international) and the access code is 3121025.  Please note also that the conference call will be simultaneously Webcast live at:

www.pericom.com/investors and at

www.firstcallevents.com/service/ajwz389747128gf12.html followed by on-demand

Webcast beginning at 4:00 p.m. Pacific Daylight Time today through November

20, 2003 on either site (Webcast requires Windows MediaPlayer).



    Pericom Semiconductor Corporation designs and develops high-performance interface integrated circuits used for the transferring, routing, and timing of high-speed digital and analog signals within and between computer,

networking, and multimedia systems. Pericom's products are essential for full utilization of the speed and bandwidth built into today's Microprocessors,

Memory IC's, LAN's, and WAN's. Company headquarters are located in San Jose,

California, and its products are distributed worldwide. Visit

www.pericom.com/partners for a complete list of sales partners. Phone:

800-435-2336; Fax: 408-435-1100; Email: solutions@pericom.com; Website:

www.pericom.com.



    This press release contains forward-looking statements as defined under

The Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include the statements under the captions 'December 2003 Quarter

Outlook' and 'December 2003 Quarter Outlook - Saronix' and statements regarding the Company's future growth, increases in turns bookings, customer and product demand, our being positioned to respond to customer demand and the expectation of future benefit from the acquisition of Saronix LLC. The company's actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including continued softness in demand for our products, a continuation of price erosion for certain of our products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, difficulties in integrating SaRonix with our business, unexpected liabilities from the SaRonix acquisition, or technological and market changes.  Although Pericom believes that its expectations are based on reasonable assumptions, it can give no assurance that anticipated results will occur.  All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements.  Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 30, 2003 and, in particular, the risk factors sections of this filing.





                      Pericom Semiconductor Corporation

                 Consolidated Statements of Operations - GAAP

                    (In thousands, except per share data)

                                 (unaudited)



                                                  Three Months Ended

                                            Sep 30,     Jun 30,      Sep 30,

                                             2003        2003         2002



    Net revenues                            $11,072     $11,506     $10,828



    Cost of revenues                          7,854       8,027       7,560



        Gross profit                          3,218       3,479       3,268



    Operating expenses:



        Research and development              3,210       2,871       2,918



        Selling, general and

         administrative                       2,515       2,654       3,158



               Total                          5,725       5,525       6,076



    Loss from operations                     (2,507)     (2,046)     (2,808)



    Other income, net                         1,061       1,323       1,152



    Recovery (write down) of

     nonmarketable investment                    (9)        116         (52)



    Loss before income taxes                 (1,455)       (607)     (1,708)



    Income tax benefit                         (655)       (237)       (786)



    Net loss                                  $(800)      $(370)      $(922)



    Basic and diluted loss per share         $(0.03)     $(0.01)     $(0.04)



    Shares used in computing basic and

      diluted loss per share                 25,816      25,705      25,730





                      Pericom Semiconductor Corporation

                    Condensed Consolidated Balance Sheets

                                (In thousands)



                                                    As of              As of

                                               Sep 30, 2003     June 30, 2003*

                                                (unaudited)

                   Assets



    Current Assets:



          Cash, cash equivalents, and

           short-term investments                 $147,246           $148,990

          Accounts receivable                        5,616              4,302

          Inventories                                8,537              9,963

          Prepaid expenses and other

           current assets                            2,078              1,301

          Deferred income taxes                      1,544              1,401

                Total current assets               165,021            165,957



    Property and equipment, net                      5,997              6,305

    Investment in and advances to joint

     venture                                         6,575              6,506

    Deferred income taxes-non current                1,085              1,085

    Other assets                                    10,954             10,384

                Total assets                      $189,632           $190,237





              Liabilities and Shareholders' Equity



    Current liabilities:



          Accounts payable                          $4,204             $4,170

          Accrued liabilities                        3,376              3,125

                Total current

                 liabilities                         7,580              7,295



    Other long term liabilities                        450                619

                Total liabilities                    8,030              7,914



    Shareholders' equity:

          Common stock                             139,853            139,401

          Retained earnings and other               41,749             42,922

                Total shareholders' equity         181,602            182,323



                Total liabilities and

                 shareholders' equity             $189,632           $190,237



    * Derived from the June 30, 2003 audited consolidated financial statements



SOURCE  Pericom Semiconductor Corporation

    -0-                             10/21/2003

    /CONTACT:  Patrick B. Brennan, VP Investor Relations of Pericom

Semiconductor Corporation, +1-408-435-0800, or fax, +1-408-435-1100/

    /Web site:  http://www.pericom.com /

    (PSEM)



CO:  Pericom Semiconductor Corporation

ST:  California

IN:  CPR ECP SEM

SU:  ERN CCA ERP